Exhibit 10.17
THE ADVISORY BOARD COMPANY
AWARD AGREEMENT FOR
    RESTRICTED STOCK UNITS
(1)	Grant. Pursuant to the provisions of The Advisory Board Company ___ Stock Incentive Plan (the “Plan”), you, a Participant, have been granted a Restricted Stock Unit Award of ___Restricted Stock Units (“RSU’s”). The grant to you of the RSU’s is subject to the following provisions, as well as to the Standard Terms and Conditions for Restricted Stock Units (the “Standard Terms and Conditions”), a copy of which is attached hereto, and the Plan.

(2)	Basic Principles. The initial value of one share of common stock, par value $0.01 per share (“Common Stock”), of The Advisory Board Company (the “Company”) for purposes of determining the value of each RSU is $ . At such time as the RSU becomes payable to you, the award may be settled all or partly in cash or all or partly in shares of Common Stock, as will be determined in the sole discretion of the Administrator of the Plan at such time. In addition, the award to be paid to you will be subject to applicable Federal and local tax withholding. When the RSU becomes payable to you, the resulting compensation will not increase or otherwise affect your benefits under any other benefit program maintained by the Company.

(3)	Vesting Rules. Your ability to receive a payment in respect of an RSU will depend upon the vesting provisions associated with the RSU. Subject to the Tax Deferral Opportunity discussion set forth in (4) below, your RSU’s will be paid to you as they become vested. In the event that you terminate employment or are no longer in the service of the Company for any reason other than (i) death while in the employ of the Company or any Subsidiary or serving as a member of the Board, (ii) on account of Total and Permanent Disablement, (iii) Retirement or (iv) a termination of employment within one year after a Change of Control of the Company (as such terms are defined in the Standard Terms and Conditions or the Plan) for any reason other than for Cause (as defined in the Standard Terms and Conditions) or voluntary resignation by the Participant, all of your previously unvested RSU’s will be forfeited. If your employment or service with the Company was terminated for one of the four reasons set forth above, your previously unvested RSU’s would become fully vested as of the date of the termination of employment or service and, subject to the deferral features set forth below, you will receive a payment in respect of the RSU’s based upon their value at the time of your termination of employment or service. If you are a “key employee”, as defined in applicable Federal tax law, the Company shall be entitled to defer payment to you for six months following the date of your termination of employment.
If you have not terminated employment or service, your RSU’s will be subject to the following vesting schedule:

Date of Termination	% of RSU’s Vested

On or after but before	%

On or after but before	%

On or after but before	%

On or after but before	%

(4)	Tax Deferral Opportunity. Normally, an RSU will become payable as soon as it vests. Under the current provisions of Section 409A of the Internal Revenue Code of 1986, as amended, you will have the ability to defer recognition of gain for income tax purposes upon the vesting of an RSU. The vested RSU will still create employment tax (FICA and FUTA) liability. However, the ability to elect deferred compensation is very limited and is subject to some very strict rules.
(a)	Immediate Election. You may elect to defer recognition of gain by deferring the payment to you of your RSU award until a date after the RSU award vests by making an election no later than , which is within 30 days of this initial award. Your election can involve all RSU’s granted to you or may be limited to RSU’s that would otherwise vest at one or more of the times identified in the above-referenced vesting schedule. If you elect to defer the payment of an RSU and terminate employment or service prior to the date the RSU is otherwise vested and your termination is not attributable to one of the four events described above, no amount will be payable to you in respect of the RSU. In other words, the election to defer payment of the RSU has no effect on the vesting rules with respect to the RSU.
If you elect to defer payment of an RSU but terminate employment and your termination is not attributable to one of the four events described above after the RSU has become vested, the RSU payment will be made to you on the deferred date that you elected. In other words, the payment for the RSU will still be deferred after your termination of employment in accordance with your deferral election unless the termination of employment or service is due to death or Total and Permanent Disablement. If the termination of employment or service is due to death or Total and Permanent Disablement, the payment will be made to you as soon as practicable.
The deferral election that can be used with respect to this Immediate Election can be effectuated by completion of the schedule set forth below or similar document:
Check if Applicable
/                    / I hereby elect to defer payment in respect of any RSU that would otherwise vest on                      until the following date or event                     .
/                    / I hereby elect to defer payment in respect of any RSU that would otherwise vest on                      until the following date or event                    .
/                    / I hereby elect to defer payment in respect of any RSU that would otherwise vest on                      until the following date or event                     .
/                    / I hereby elect to defer payment in respect of any RSU that would otherwise vest on                      until the following date or event                     .
(b)	Subsequent Elections. In the event that you do not make an election pursuant to the Immediate Election matrix set forth above, you will have the opportunity to make a Supplemental Election at a later date. In addition, if you made an Immediate Election, you can modify this election pursuant to a Subsequent Election. However, the rules with respect to Subsequent Elections are more restrictive than the rules associated with the Immediate Election. Any Subsequent Election to change a prior deferral election or to make a new deferral election must be made no less than 12 full months prior to the date the RSU in question would otherwise be payable. In addition, the election must provide for an additional deferral period of at least five years. For example, if you wish to make a Subsequent Election with respect to an RSU that would otherwise be payable on March 10, 2008, you would have to make your deferral election prior to March 10, 2007 with respect to the RSU and the deferral period would have to be no less than 5 years (at least through March 10, 2013). If you make a Subsequent Election but you die prior to the date elected in the Subsequent Election, the payment will be made as soon as practicable after your death.

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     By executing this Agreement, you hereby agree that the grant of your RSU award is subject to all the provisions of Plan and to the Standard Terms and Conditions. You also agree to any Immediate Election you made above. Should you have any questions with respect to this document or the rules pertaining to the RSU, please contact a Company representative.

THE ADVISORY BOARD COMPANY	PARTICIPANT

By:	By:
Name:	Name:

Title:	Address:

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THE ADVISORY BOARD COMPANY
STANDARD TERMS AND CONDITIONS FOR
         RESTRICTED STOCK UNITS
These Standard Terms and Conditions apply to any Award of Restricted Stock Units granted to a Participant under The Advisory Board Company 2005 Stock Incentive Plan or 2006 Stock Incentive Plan (each, a “Plan”), which are evidenced by an Award Agreement for Restricted Stock Units or an action of the Administrator that specifically refers to these Standard Terms and Conditions. Certain capitalized terms not otherwise defined herein are defined in the Plan.
1. TERMS OF RESTRICTED STOCK UNITS
THE ADVISORY BOARD COMPANY, a Delaware corporation (the “Company”), has granted to the Participant named in the Restricted Stock Unit Agreement provided to said Participant herewith (the “RSU Agreement”) an award of a number of Restricted Stock Units (the “Award”) specified in the RSU Agreement. Each Restricted Stock Unit represents the right to receive one share of the Company’s common stock, $0.01 par value per share (the “Common Stock”), upon the terms and subject to the conditions set forth in the RSU Agreement, these Standard Terms and Conditions, and the Plan, each as amended from time to time. For purposes of these Standard Terms and Conditions and the RSU Agreement, any reference to the Company shall, unless the context requires otherwise, include a reference to any Subsidiary.
2. VESTING OF RESTRICTED STOCK UNITS
The Award shall not be vested as of the Grant Date set forth in the RSU Agreement and shall be forfeitable unless and until otherwise vested pursuant to the terms of the RSU Agreement and these Standard Terms and Conditions.
After the Grant Date, subject to termination or acceleration as provided in these Standard Terms and Conditions or the Plan, or except as otherwise determined or approved by the Administrator), the Award shall become vested as described in the RSU Agreement with respect to that number of Restricted Stock Units as set forth in the RSU Agreement. Each date on which Restricted Stock Units subject to the Award vest is referred to herein as a “Vesting Date.” Notwithstanding anything herein or in the RSU Agreement to the contrary, if a Vesting Date is not a business day, the applicable portion of the Award shall vest on the next following business day. Restricted stock units granted under the Award that have vested and are no longer subject to forfeiture are referred to herein as “Vested Units.” Restricted stock units granted under the Award that are not vested and remain subject to forfeiture are referred to herein as “Unvested Units.” The vesting period of an Award shall be suspended by the Administrator during any period in which the Participant is on an approved leave of absence.
3. SETTLEMENT OF RESTRICTED STOCK UNITS
Each Vested Unit will be settled by the delivery of one share of Common Stock or cash in an amount equivalent to the value of one share of Common Stock (or any combination of cash and Common Stock as may be determined in the sole discretion of the Administrator), subject to adjustment under Section 12 of the Plan, to the Participant or, in the event of the Participant’s death, to the Participant’s estate, heir or beneficiary, following the applicable Vesting Date; provided that the Participant has satisfied all of the tax withholding obligations described in Section 7 below, and that the Participant has completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of the shares of Common Stock and/or cash. The issuance of any shares of Common Stock hereunder may be effected by the issuance of a stock certificate, recording shares on the stock records of the Company or by crediting shares in an account established on the Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company. Fractional shares will not be issued pursuant to the Award.

Notwithstanding the above, (i) for administrative or other reasons, the Company may from time to time temporarily suspend the issuance of shares of Common Stock in respect of Vested Units, (ii) the Company shall not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the delivery of shares hereunder would violate any federal, state or other applicable laws, (iii) the Company may issue shares of Common Stock hereunder subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements, and (iv) the date on which shares are issued hereunder may include a delay in order to provide the Company such time as it determines appropriate to address tax withholding and other administrative matters.
4. RIGHTS AS STOCKHOLDER
Prior to any issuance of shares of Common Stock in settlement of the Award, no shares of Common Stock will be reserved or earmarked for the Participant or the Participant’s account nor shall the Participant have any of the rights of a stockholder with respect to such shares. The Participant will not be entitled to any privileges of ownership of the shares of Common Stock (including, without limitation, any voting or dividend rights) underlying Vested Units and/or Unvested Units unless and until shares of Common Stock are actually delivered to the Participant hereunder.
5. CERTAIN VESTING OF AWARD
A.	Upon the death of the Participant while in the employ of the Company or any Subsidiary or while serving as a member of the Board, or upon the date of the Participant’s termination of employment as a result of the Total and Permanent Disablement of the Participant or the Participant’s Retirement, the Award shall be deemed to have vested immediately prior to such death or termination of employment, as the case may be.

B.	If, within one year after a Change of Control (as defined in Section 17 hereof) of the Company, the Participant incurs a termination of employment for any reason other than for Cause (as defined in Section 17 hereof), death, Total and Permanent Disablement, Retirement, or voluntary resignation by the Participant, the Award shall be deemed to have become fully vested immediately prior to such termination of employment.
6. RESTRICTIONS ON RESALES OF SHARES
The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued in respect of Vested Units, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and other holders and (c) restrictions as to the use of a specified brokerage firm for such resales or other transfers.
7. INCOME TAXES; TAX WITHHOLDING OBLIGATIONS
The Participant will be subject to federal and state income and other tax withholding requirements on a date (generally, the Vesting Date) determined by applicable law (any such date, the “Taxable Date”), based on the fair market value of the shares of Common Stock underlying the Vested Units that vest on the Vesting Date. The Participant will be solely responsible for the payment of all U.S. federal income and other taxes, including any state, local or non-U.S. income or employment tax obligation that may be related to the Vested Units, including any such taxes that are required to be withheld and paid over to the applicable tax authorities (the “Tax Withholding Obligation”). The Participant will be responsible for the satisfaction of such Tax Withholding Obligation in a manner acceptable to the Company in its sole discretion.

By accepting the Award the Participant agrees that, unless the Company specifies that the Participant must otherwise satisfy any withholding obligations, the Company is authorized to withhold from the shares of Common Stock issuable or cash equivalent value payable to the Participant in respect of Vested Units the whole number of shares or cash equivalent having a value (as determined by the Company consistent with any applicable tax requirements) on the Taxable Date or the first trading day before the Taxable Date sufficient to satisfy the applicable Tax Withholding Obligation. If the withheld shares are not sufficient to satisfy the Participant’s Tax Withholding Obligation, the Participant agrees to pay to the Company as soon as practicable any amount of the Tax Withholding Obligation that is not satisfied by the withholding of shares of Common Stock described above.
The Company may refuse to issue any shares of Common Stock to the Participant until the Participant satisfies the Tax Withholding Obligation. The Participant acknowledges that the Company has the right to retain without notice from shares issuable under the Award or from salary or other amounts payable to the Participant, shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.
The Participant is ultimately liable and responsible for all taxes owed by the Participant in connection with the Award, regardless of any action the Company takes or any transaction pursuant to this Section 7 with respect to any tax withholding obligations that arise in connection with the Award. The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Award or the subsequent sale of any of the shares of Common Stock underlying Vested Units. The Company does not commit and is under no obligation to structure the Award to reduce or eliminate the Participant’s tax liability.
8. NON-TRANSFERABILITY OF AWARD
Unless otherwise provided by the Administrator, the Participant may not assign, transfer or pledge the Award, the shares of Common Stock subject thereto or any right or interest therein to anyone other than by will or the laws of descent and distribution. The Company may cancel the Participant’s Award if the Participant attempts to assign or transfer it in a manner inconsistent with this Section 8.
9. THE PLAN AND OTHER AGREEMENTS
In addition to these Terms and Conditions, the Award shall be subject to the terms of the Plan, which are incorporated into these Standard Terms and Conditions by this reference. In the event of a conflict between the terms and conditions of these Standard Terms and Condition and the Plan, the Plan controls.
The RSU Agreement, these Standard Terms and Conditions, the Plan, and any employment or similar agreement entered into by the Participant and the Company prior to the date of the RSU Agreement and that specifically addresses the treatment of RSU’s constitute the entire understanding between the Participant and the Company regarding the RSU’s. Any other prior agreements, commitments or negotiations concerning the RSU’s are superseded.

10. LIMITATION OF INTEREST IN SHARES SUBJECT TO AWARD
Neither the Participant (individually or as a member of a group) nor any beneficiary or other person claiming under or through the Participant shall have any right, title, interest, or privilege in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to the RSU Agreement or these Standard Terms and Conditions except as to such shares of Common Stock, if any, as shall have been issued to such person in respect of Vested Units.
11. NOT A CONTRACT FOR EMPLOYMENT
Nothing in the Plan, in the RSU Agreement, these Standard Terms and Conditions or any other instrument executed pursuant to the Plan shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.
12. NO LIABILITY OF COMPANY
The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to the Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and (b) any tax consequence expected, but not realized, by the Participant or other person due to the receipt, vesting or settlement of any Award granted hereunder.
13. NOTICES
All notices, requests, demands and other communications pursuant to these Standard Terms and Conditions shall be in writing and shall be deemed to have been duly given if personally delivered, telexed or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

If to the Company to:

The Advisory Board Company
2445 M Street, N.W.
Washington, D.C. 20037
Attention: Administrator of Stock Incentive Plan
If to the Participant, to the address set forth below the Participant’s signature on the RSU Agreement.
14. GENERAL
In the event that any provision of these Standard Terms and Conditions is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of these Standard Terms and Conditions shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of these Standard Terms and Conditions, nor shall they affect its meaning, construction or effect.

These Standard Terms and Conditions shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
15. FURTHER ASSURANCES
Participant shall cooperate and take such action as may be reasonably requested by the Company to carry out the provisions and purposes of these Standard Terms and Conditions.
16. ELECTRONIC DELIVERY
The Company may, in its sole discretion, decide to deliver any documents related to any awards granted under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. By accepting the Award, the Participant consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, and such consent shall remain in effect throughout the Participant’s term of employment or service with the Company and thereafter until withdrawn in writing by the Participant.
17. DEFINITIONS
For purposes of these Standard Terms and Conditions, the terms set forth below shall have the following meanings:
A.	“Cause” means (i) the commission of an act of fraud or theft against the Company; (ii) conviction for any felony; (iii) conviction for any misdemeanor involving moral turpitude which might, in the Company’s reasonable opinion, cause embarrassment to the Company; (iv) a significant violation of any material Company policy; (v) willful or repeated non-performance or substandard performance of material duties which is not cured within thirty (30) days after written notice thereof to the Participant; or (vi) violation of any material District of Columbia, state or federal laws, rules or regulations in connection with or during performance of the Participant’s work which, if such violation is curable, is not cured within thirty (30) days after notice thereof to the Participant.

B.	“Change of Control” means the occurrence of any of the following:
(i)	the “acquisition” by a “person” or “group” (as those terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules promulgated thereunder), other than by Permitted Holders, of beneficial ownership (as defined in Exchange Act Rule 13d-3) directly or indirectly, of any securities of the Company or any successor of the Company immediately after which such person or group owns securities representing 50% or more of the combined voting power of the Company or any successor of the Company;

(ii)	approval by the stockholders of the Company of any merger, consolidation or reorganization involving the Company, unless either (A) the stockholders of the Company immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least 60% of the combined voting power of the company(ies) resulting from such merger, consolidation or reorganization in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, or (B) the stockholders of the Company immediately after such merger, consolidation or reorganization include Permitted Holders;

(iii)	approval by the stockholders of the Company of a transfer of 50% or more of the assets of the Company or a transfer of assets that during the current or either of the prior two fiscal years accounted for more than 50% of the Company’s revenues or income, unless the person to which such transfer is made is either (A) a Subsidiary of the Company, (B) wholly owned by all of the stockholders of the Company, or (C) wholly owned by Permitted Holders; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
C. “Permitted Holders” means:
(i)	the Company;

(ii)	any Subsidiary;

(iii)	any employee benefit plan of the Company or any Subsidiary; and

(iv)	any group which includes or any person who is wholly or partially owned by a majority of the individuals who immediately prior to a Change of Control are executive officers (as defined in Exchange Act Rule 3b-7) of the Company or any successor of the Company; provided that immediately prior to and for six months following such Change of Control such executive officers of the Company are beneficial owners (as defined in Exchange Act Rule 16a-1(a)(2)) of the common stock of the Company or any successor to the Company; and provided further that such executive officers’ employment is not terminated by the Company or any successor of the Company (other than as a result of death or disability) during the six months following such Change of Control. If, as a result of a transaction, a Change of Control would have been deemed to have occurred but for the fact that the requirements of this clause (iv) had been satisfied at the time of such transaction and the requirements of this clause (iv) cease to be satisfied on a date within six-months of such transaction, a Change of Control shall be deemed to have occurred on such date.
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